Exhibit 99.2

Cambium Learning Group, Inc.

Second Quarter 2017 Earnings Conference Call

August 10, 2017

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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C O R P O R A T E P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Neil Weiner, Foxhill Capital Partners

Ali Motamed, Invenomic

P R E S E N T A T I O N

Operator:

Good day, ladies and gentlemen, and welcome to the Cambium Learning Group Incorporated Second Quarter 2017 Earnings Conference Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time. If you require Operator assistance during the program, please press star, then zero, on your touchtone telephone. As a reminder, today’s conference is being recorded.

I would now like to introduce your host for today’s conference call, Mr. Scott McWhorter, General Counsel and Corporate Secretary. You may begin.

Scott McWhorter:

Thank you, and welcome, everyone, to Cambium Learning Group’s Second Quarter 2017 Earnings Conference Call. I’m Scott McWhorter, Cambium’s General Counsel. With me today are John Campbell, Cambium Learning’s Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties. Please refer to the Safe Harbor statement included in today’s press release, as well as Cambium Learning Group’s periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

We will be discussing certain non-GAAP financial results including Adjusted EBITDA and Cash Income. The press release and Form 10-Q issued earlier today contain a reconciliation of these non-GAAP financial measures to the most comparable GAAP measures. Because of the high percentage of amortization expense, deferred revenue, and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics. Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management’s perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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John Campbell:

Thanks, Scott. Good morning, everyone, and thank you for joining us today. Second quarter 2017 results reflect our focus on our development, marketing and sales initiatives to put technology solutions into students’ hands that will make a difference in their lives, driving momentum into the crucial third quarter back-to-school selling season.

Our development teams have been adding and revising content, enhancing features and testing code so that our products are the best and most effective they can be before our students return to school. Our marketing and sales teams have been hard at work laying the groundwork to obtain strong third quarter Bookings.

For the first half of the year, we more than doubled our net income and grew Adjusted EBITDA 22% on continued robust performances at our Learning A-Z and ExploreLearning segments, with technology-enabled Bookings representing 71% of our total volume. While our highest volume days remain ahead of us in the year, July Bookings trended up 21%, putting us in a position to deliver the strongest Bookings quarter in our history.

Let’s look at our segments’ performance. Learning A-Z, the standard-bearer of our digital solutions strategy, grew Bookings 8% in the first half on a 2% decrease in the second quarter. Many districts shifted orders to the latter part of the year, and as a result, we saw a resurgence in July.

Headsprout, our Pre-K to 5 adaptive online reading program, earned a 2017 Software and Information Industry Association CODiE Award given to top education technology solutions for Best Reading/English Language Arts Instructional Solution. This marks Headsprout’s third CODiE Award and second win in the last two years. The beauty of the CODiEs is that education technology products and services are reviewed by professional educators, as well as SIIA members, to determine the best in each category. The beauty of Headsprout is that it works, using an engaging environment to move non-readers and emergent readers up to a mid-second grade reading level with only 30 hours of instruction, and establishes complex reasoning and text comprehension skills in as little as 20 hours of instructional time. The strength we are seeing leading into back-to-school selling underpins our confidence in our full-year 2017 Bookings outlook of 15% growth for Learning A-Z.

Let’s move now to ExploreLearning. This segment grew Bookings 19% in the first half, helped by 24% growth in the second quarter. Both the Gizmos and Reflex products have benefitted from strong renewal rates and new district sales as we see the fruit of our investments in development, marketing, and sales. We continue to add to our library of Gizmos which are interactive math and science simulations to support educators in creating student success in STEM in today’s environment of ever more rigorous standards. Customers continue to rave about Reflex and its ability to help students develop an instant and effortless recall of math facts while showing them that math can be fun. We are highly confident in our outlook for ExploreLearning and look forward to continued strong results in the remainder of the year.

At Voyager Sopris Learning, first half Bookings declined 27% on a 19% decline for the second quarter, reflecting sequential improvement which has continued into July. While changing Voyager Sopris Learning’s DNA has been challenging, we are seeing that the strategies we have pursued in terms of development, marketing and sales are working. Assuming current trends continue, LANGUAGE! Live, Voyager Sopris Learning’s digital flagship, could surpass the $10 million level in Bookings contribution in 2017, making it a meaningful part of this segment’s mix.

Velocity, our new comprehensive English language arts program designed to help readers in Grades K to 5 rapidly achieve grade-level proficiency by using advanced technology to optimize learning, continues to

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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create buzz within the industry and with customer trials. While Velocity is unlikely to contribute materially to 2017 results, we believe we are successfully laying groundwork for a more meaningful contribution in 2018.

The promise of educational technology is that it offers adaptable, scalable solutions that provide engagement, improvement, and efficacy. That is our mission Company-wide and at Voyager Sopris Learning. Today’s market has a critical need for high quality, effective intervention and our suite of digital and technology-enabled products is aimed directly at that need. As strategic growth products gain traction and legacy products become a smaller part of the segment’s mix, we expect Voyager Sopris Learning to significantly slow its top-line decline in 2017, with Bookings expected to likely decline between 5% and 10%. Our longer-term objective is to create a platform on which this segment can grow in the coming years.

Given our trends to date, Cambium Learning is well-positioned to deliver strong 2017 results. Now firmly into back-to-school selling and with a strong active pipeline, we are focused on continued execution of our product development, marketing, and sales plans, and driving returns on the selected investments we have made in growth to drive penetration of schools and districts across our solutions. We continue to expect Bookings from our higher-margin, technology-enabled solutions to approach 80% of our volume. By segment, we expect our two 100% technology subscription businesses, Learning A-Z and ExploreLearning, to grow at least 15%, and for Voyager Sopris Learning’s top-line decline to slow to 5% to 10%.

Cambium Learning’s mission is to leverage technology to make a difference in students’ lives. We create solutions that are personalized, adaptive, scalable, and designed to achieve results in the classroom for teachers and for students. We have an opportunity in 2017 to accelerate the returns we deliver and we are executing toward that objective, leveraging our core principles: that every learner has untapped potential, the teacher is the foundation of education and must be supported, and data, instruction, and practice drive improvement. Our aim is to help every child, every learner, to reach his or her full potential.

Now, I’ll turn the call over to Barbara for a review of the financials and more detail on our outlook. Barbara?

Barbara Benson:

Thanks, John. Good morning, everyone. First, as most of you know, our business is highly seasonal and the third quarter is our most important quarter with the back-to-school buying. In 2016, the first half of the year represented only 33% of our Bookings volume, and the third quarter alone was 46% of our volume. Because of this, first half and Q2 results should not be considered necessarily indicative of full-year results or trending.

Let’s start with Bookings. Because our Bookings are so heavily impacted by timing of customer purchases which can change from year to year, it is not generally helpful to look at any given month or quarter in isolation. However, because we had so many school district customers delay purchasing until their new fiscal year which started in July 2017, and because sales volumes usually start an upward seasonal trending in July, I will include July Bookings information in my comments today, along with our first half results to give you a more complete picture of our progress.

Second quarter Bookings for our largest segment, Learning A-Z, were down slightly compared to prior year, $0.2 million, with Q2 sandwiched between a strong Q1 and what has started off as a strong Q3. Bookings for Learning A-Z for the first half of the year were $21.6 million, $1.5 million higher than first half 2016, for first half growth of 8%. Learning A-Z had a very strong start to the third quarter with Bookings in July 2017 that were $2.9 million higher than July 2016. That brings July year-to-date growth over prior year to 15%, with trending supporting our expectation that Learning A-Z will have full-year 2017 Bookings growth over prior year of at least 15%.

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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The ExploreLearning segment had strong second quarter Bookings performance, growing $1.1 million or 24% compared to prior year Q2, with continued robust momentum in both the Gizmos and Reflex product lines. Bookings for ExploreLearning for the first half of the year were $8.8 million, $1.4 million higher than first half 2016, for first half growth of 19%. ExploreLearning continued the strong momentum into July, reporting an additional $1.3 million of Bookings growth compared to July 2016 and bringing July year-to-date Bookings growth over prior year to 24%.

ExploreLearning is having a great year and we have reaffirmed our expectation that this segment will have full-year 2017 Bookings growth over prior year of at least 15%. There is likely some upside to the expectation given the strong performance through July, but it should be noted that Bookings for this segment can be lumpy and the year-to-date growth percentage through July should flatten out some in the latter half of the year when we are working with bigger numbers.

Second quarter Bookings for the Voyager Sopris Learning segment were down $2.8 million or 19% compared to prior year Q2. We’ve seen a solid pipeline build for Voyager Sopris’ flagship subscription product, LANGUAGE! Live, but most of the customer purchases are expected in the latter half of the year. This timing, combined with an as-expected decline in the segment’s legacy print products, resulted in Bookings for the segment for the first half of the year declining $7 million, or 27%, compared to the first half of 2016, to $18.5 million.

Like the other segments, Voyager Sopris Learning got off to a good start in July, with Bookings growing $0.7 million, or 7% compared to July 2016, and reducing the year-to-date decline percentage to 18%. The LANGUAGE! Live product in particular showed exciting growth momentum at the start of the third quarter, growing 54% in the month of July 2017, compared to prior year July, and bringing the year-to-date LANGUAGE! Live growth to 24%.

With this momentum and the trending and activity that we’ve seen so far this year, we expect to continue to narrow the year-over-year decline at Voyager Sopris in the last half of the year. But given the slow start in the first half, we expect Bookings to fall in the lower half of our original full-year outlook, for an expected year-over-year Bookings decline of 5% to 10%.

Overall, Company-wide Bookings for the second quarter were down $1.9 million, or 6%, compared to prior year Q2. Overall, Company-wide Bookings for the first half of the year were $48.9 million, down $4.1 million, or 8%, compared to the first half of 2016, with first half growth at the Learning A-Z and ExploreLearning segments and a first half decline at Voyager Sopris.

We kicked off the important third quarter with a strong July, growing overall Bookings $4.9 million or 21% compared to the prior year month of July. This closed the first half gap and got the Company into an overall Bookings growth position of $0.8 million, or 1%, year-to-date July versus prior year. Our biggest volume months are coming up in August and September with the start of the new school year and we expect full-year Company-wide Bookings growth to be in a range from 6% to low double digits.

First half 2017 Bookings mix by segment was 44% Learning A-Z, 18% ExploreLearning, and 38% Voyager Sopris Learning. Overall, technology-enabled products made up 71% of our first half 2017 Bookings mix compared to 62% in the first half of 2016. Our full-year expectation for 2017 is to achieve approximately 80% of our mix from technology-enabled products.

GAAP net revenues for the first half of 2017 grew $3.6 million or 5% to $76.3 million. A large portion of the GAAP revenues for the first half of the year represents the recognition tail of prior year Bookings.

Costs and expenses for the first half of the year were flattish, down less than 1% compared to prior year, with the benefit of last year’s cost right-sizing activities at Voyager Sopris Learning offset by planned

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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investments in development, marketing, and sales at Learning A-Z and ExploreLearning to support full-year growth.

Adjusted EBITDA grew $3.9 million or 22% in the first half of 2017 compared to prior year, and EBITDA margin grew from 25% to 29% with the impact of the GAAP revenue growth combined with the flattish costs and expenses. Additionally, our higher-margin segments, Learning A-Z and ExploreLearning, comprised 66% of net revenues for the first half of 2017 compared to 59% of net revenues for the first half of 2016. Adjusted EBITDA margin for the full-year 2017 is expected to be roughly consistent with the full-year 2016 margin of 28%.
Capital expenditures were $8.8 million in the first half of 2017, lower than the first half of 2016 by approximately $2 million. The decline was driven by timing of general expenditures and by Voyager Sopris Learning which had high first half 2016 expenditures due to the work on Velocity. We continue to expect full-year 2017 capex to be roughly consistent with 2016.

It is normal for us to operate with negative Cash Income in the first half of the year due to seasonality. As would be expected, given the year-over-year Bookings decline for the first half of the year, the Cash Income loss was larger in the first half of 2017, $11.6 million, compared to $10.4 million in the first half of 2016. We expect Cash Income to become cumulatively positive in the third quarter and for the full-year 2017 Cash Income margin to grow between 1 and 3 percentage points compared to 2016, depending on top-line growth.

Interest expense was $2.6 million for the first half of 2017 compared to $3.7 million for the first half of 2016, lower as a result of the voluntary principal payments made in 2016 and the ongoing scheduled quarterly amortization payments.

The growth in GAAP net revenues combined with the lower interest expense resulted in net income that more than doubled to $8.3 million for the first half of 2017 compared to the first half of 2016.

Income tax expense represents primarily state taxes as we expect to use our NOLs to shield federal taxes this year.

Moving to the balance sheet, cash and cash equivalents at June 30 were $4.6 million. During the first half of 2017, we paid $3.5 million of scheduled amortization payments and ended the quarter with $72.7 million outstanding on our term loans. In line with our historical pattern, we have used cash in the first half of the year and expect to generate cash in the third and fourth quarters, using our revolving credit facility to manage this seasonal cash pattern. We borrowed $16 million on the revolver through June of 2017. We started whittling that down in July and expect to reduce it to zero by the end of the third quarter or the start of the fourth quarter.

Cash used in operations was $4.3 million in the first half of 2017 compared to $1.7 million in the first half of 2016, consistent with the lower Bookings performance and related cash collections, partially offset by lower incentive compensation payments in 2017, the return of cash from a certificate of deposit that was collateralizing a letter of credit, and lower cash interest payments due to the declining principal amount of debt.

In summary, we are reaffirming our overall Company-wide expectations for full-year 2017. Bookings for the third quarter, our largest volume quarter, are off to a good start. Our costs are being managed well and we are executing the strategy to shift our top-line mix to higher-margin products.

With that, I’d like to move on to our Q&A session.

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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Operator:

Ladies and gentlemen, if you have a question or a comment at this time, please press the star then the one key on your touchtone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Our first question comes from Neil Weiner with Foxhill Capital.

Neil Weiner:

Good morning, John and Barbara. How are you?

John Campbell:

Good morning.

Barbara Benson:

Good morning.

Neil Weiner:

A couple questions. Did I hear Barbara—one, I just want to make sure I heard the right number—on LAZ, you said that Bookings in July were up $2.9 million or 15% year-over-year; is that correct?

Barbara Benson:

Year-to-date, they’re up 15% year-over-year.

Neil Weiner:

Oh, year-to-date.

Barbara Benson:

Yes, for the month of July, it was 31%.

Neil Weiner:

Okay and can you just give a little more explanation what happened in the second quarter in LAZ versus last year? In terms of Bookings.

Barbara Benson:

In terms of Bookings? There really isn’t anything particular to point at. I mean really just generally across product lines and across customers, we just saw a lot of timing shift. We had a strong Q1 in Learning A-Z. We had a lot of customers that waited until July and we saw that with the incredibly strong July that we had, so really just a timing shift between quarters.

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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Neil Weiner:

Okay. John, in terms of—you poured a lot of money into Velocity and you said in your opening remarks that it will not be a meaningful contributor this year and it was released last year in the third quarter. Why is it not gaining any traction yet and I guess what type of timeframe do you see it gaining traction?

John Campbell:

Yes, I think to put it in perspective—I agree with everything you said. I think to put it in perspective, you have to take a look at products like READ 180. If you recall, READ 180 took really five or six years and then really dominated the industry. Then if you take a look at LANGUAGE! Live, who you’ve seen that product grow from really very little until now—we believe it will be over $10 million in Bookings this year—that’s taken several years as well. I think there’s a variety of reasons for that.

The first is, quite frankly, the product. If you think back to LANGUAGE! Live, we released one level and then the marketplace said, “You really needed a second level as much as the first level to make it a really strong solution,” so we added the second level and then we got more sales and then we got more pilots and then pilots become districts. We’re seeing the same exact thing with Velocity. Velocity, we came out with a year ago, but the audience said, “You really need to change some things. You need more reports. You need more interactivity. You need improvements to the product,” so as the product improves then you get more pilots. We have an awful lot of pilots in place right now. I honestly believe that we have put a lot of effort into the development and marketing and sales of Velocity and that’s going to start becoming significant next year. We have a lot of pilots in place right now and they’re pretty pleased with the results they’re getting. I actually think it’s mirroring what we’ve seen with LANGUAGE! Live.

Neil Weiner:

Okay, so you think it will be a contributor in 2018?

John Campbell:

That’s correct.

Neil Weiner:

Have you changed anything in Voyager in terms of sunsetting additional products because your guidance on Bookings is towards the lower end of—or greater decline than before. What’s happening in there?

John Campbell:

I think we continue to focus on really five or six products and that’s really the core of what we focus on. So the many other products, we are sunsetting products all the time because we believe the future of the Company is LANGUAGE! Live and Velocity along with solutions like LETRS and Step Up to Writing. There’s only a handful of solutions so when you talk about have we done something different, the answer is yes in terms of this year. This whole year, we’ve really had a focus on really our top main five or six products.

In terms of what’s happening, I think you’re trying to understand why we’re at the lower end of our guidance and I think quite honestly it’s because Velocity is going to be stronger next year and we had hoped it would be this year.

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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Neil Weiner:

Got it. Then LAZ, what are you seeing in terms of pipeline going forward in third and fourth quarters? I know you’ve reiterated guidance of 15%. Are you still comfortable with that and/or is there any upside to that?

John Campbell:

I’d answer yes to both. I’m comfortable with that not only for LAZ but also for ExploreLearning. We expect both of them to grow and I would say the words, at least 15%. The exact amount is going to depend on a lot of different opportunities that we have out there because we have a strong pipeline and sometimes it’s hard to tell whether it’s going to come in December or January for instance. But when you ask me, “How do you feel about that guidance that you gave at the beginning of the year?” we remain, in fact reaffirm that guidance that we’re going to grow those two 100% subscription businesses at least 15% and I think the facts that we have in place now, here that we’re in August, only confirm that. We’re actually pretty positive about that in terms of them both growing 15% or more, and in fact, continuing to grow in the future as well.

Neil Weiner:

Okay. In terms of macro-wise, has anything changed with the new administration you’ve seen just at the federal level or are school districts saying anything in terms of funding? Just trying to understand if there’s anything changed kind of across the country in terms of funding.

John Campbell:

No, I really don’t think the funding situation has changed. Quite honestly, a lot of legislation hasn’t been approved yet so we don’t know the details. If we think back to earlier administrations, the president, I would say rarely if not never gets what they propose, so we haven’t actually seen any real legislation. We’ve seen lots of proposals and we’re all familiar with those proposals but there’s been no impact to us either positively or negatively in terms of our business, in terms of funding.

Now, obviously funding varies from state to state and city to city but there’s no sort of macro change, what’s happened in this marketplace that’s changing your business; that’s not really the case. In terms of funding, I don’t think it’s changed.

I think the reality is that we’ve changed and the change that we’ve had to make and been struggling to make for some time is changing the DNA at Voyager Sopris Learning. I think we’ve gotten a lot further in that and I see that in the success that we’ve had mostly recently with LANGUAGE! Live. It’s now at a point that customers know what the product is. They understand it. We’re doing a better job selling it. It’s an effective solution. That’s an example of—really when you ask me what’s changed, it’s really been us. It’s taken us a little while to get Voyager Sopris Learning to have a DNA of a Company that leverages technology to make a difference for kids and there’s a lot in that whether it be development, marketing or sales, and it’s taken a little while to get our feet under us but I think that’s where we’re at now.

Neil Weiner:

Okay, one last question. Barbara, do you expect capex, kind of looking out the next couple of years, to remain at these levels or lower in terms of are you expecting new, additional products to be launched over the next several years? I know Reflex is having one next year.

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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Barbara Benson:

Yes, generally what we are looking to see as we look into the future is for obviously continued robust investment and capex because we definitely want to look at additional products, additional features within the products, as we think that’s a really critical part to maintaining the edge in the marketplace. But just as a percentage of Bookings, we would expect that to come down. We’ve certainly seen that or expect to see that with Voyager Sopris Learning this year. Obviously we had the big Velocity release last year which brought capex a little high. ExploreLearning, we expect this year to have probably a slight increase as a percentage of Bookings with getting that new product out next year. We’ll be ready to talk about 2018 with our normal pattern at the year-end call. But just looking out, what I would kind of expect to see is probably high capex at ExploreLearning again next year, getting ready for that release.

Then for Learning A-Z, we tend to keep that pretty consistent as a percentage of Bookings but obviously if that scale gets larger, that could be expected to decrease slightly.

Neil Weiner:

Thank you.

Operator:

Again, ladies and gentlemen, if you have a question or a comment at this time, please press the star, then the one key on your touchtone telephone.

Our next question comes from Ali Motamed with Invenomic.

Ali Motamed:

Hi, you guys have done a pretty amazing job paying down the debt over the past five or six years. I think by the end of the year we’ll have paid down like $140 million. As we get to that sort of neutral position, have you started to think about how you’ll deploy capital since we have some pretty nice free cash flow coming in here?

Barbara Benson:

Yes, we do. We were obviously talking about that a lot with our Board. There’s a lot of opportunities out there. We typically become cash flow positive around the start of the fourth quarter so that’s something that we could be prepared to talk about at the year-end call. But certainly acquisitions, M&A, is something that we take a look at; further paying down of the debt, reducing that leverage further is nice and then just other capital structure opportunities are something that we would look at.

Ali Motamed:

Then secondly, how about an investor outreach effort? It seems like obviously we’ve got a lot of great things going on in the Company, kind of transformed over the past few years. Any thoughts on how you’re going to address that?

Barbara Benson:

We started some investor—more investor relations outreach in 2014 with resuming conference calls. John and I attend conferences on a regular basis and then certainly take phone calls from investors. As far as other activities, is there something in particular you had in mind?

Cambium Learning Group, Inc. – Second Quarter 2017 Earnings Conference Call, August 10, 2017

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Ali Motamed:

I mean any analyst research potential or kind of going out to that community. It seems like the Company has such a low profile for such a good job you seem to be doing.

Barbara Benson:

Yes, we do actually talk to research coverage analysts on a regular basis, but one of the challenges that we have is that we are closely held by Veronis Suhler Stevenson. They have 70% of our stock and that can be challenging for analysts who want to pick up coverage with low float.

Ali Motamed:

Okay, thank you.

Operator:

I’m not showing any further questions at this time. I’d like to turn the call back over to Mr. Campbell.

John Campbell:

Well, thanks again, everyone, for joining us on our call today. We look forward to reporting our third quarter results on our next call. Have a great day.

Operator:

Ladies and gentlemen, that concludes today’s presentation. You may now disconnect. Have a wonderful day.